Exhibit 99.1

Conference Call:	Today, November 6, 2012 at 5:00 p.m. ET
Dial-in numbers:	(212) 231-2900 (U.S. & International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See text of the release

MAD CATZ REPORTS FISCAL 2013 SECOND QUARTER NET SALES GROWTH OF 21%

Operating Income Improves to $0.5M Over Prior Year Operating Loss of $1.6M

San Diego, CA – November 6, 2012 – Mad Catz Interactive, Inc. (“Mad Catz” or “the Company”) (NYSE MKT/TSX: MCZ), today announced financial results for its second fiscal quarter ended September 30, 2012.

For the quarter ended September 30, 2012, the Company generated net sales of $31.2 million, an increase of 21% from net sales of $25.8 million in the prior year quarter. Gross profit for the fiscal 2013 second quarter increased 21% to $9.0 million, from $7.4 million in the prior year quarter, while gross profit margin remained flat at 29%. Total operating expenses in the fiscal 2013 second quarter were $8.5 million, down 6% from $9.0 million in the prior year quarter, leading to operating income of $0.5 million, a $2.1 million improvement from the operating loss of $1.6 million recorded in the prior year quarter. Foreign exchange loss for the fiscal 2013 second quarter was $0.3 million, compared to a gain of $0.2 million in the prior year quarter. Reflecting income tax expense of $0.4 million, the Company recorded a net loss of $0.5 million, or a loss of $0.01 per diluted share in the fiscal 2013 second quarter, compared to a net loss of $0.5 million, or $0.01 per diluted share in the prior year quarter.

Adjusted EBITDA, a non-GAAP measure (defined as earnings before interest, taxes, depreciation and amortization and change in fair value of warrant liability), was $1.1 million in the fiscal 2013 second quarter compared to a loss of $0.6 million in the prior year quarter. Adjusted net income and adjusted income per share, which exclude the impact of amortization of intangibles, stock-based compensation, change in warrant liability and goodwill impairment (if any), were $0.9 million and $0.01, respectively, in the fiscal 2013 second quarter, versus adjusted net loss and adjusted loss per share of $1.7 million and $0.03, respectively, in the prior year quarter. A reconciliation of Adjusted EBITDA, adjusted net income and adjusted income per share to the Company’s net loss and net loss per share is included in the financial tables accompanying this release.

In the six months ended September 30, 2012, the Company generated net sales of $53.0 million, an increase of 26% from net sales of $42.2 million in the prior year period. Gross profit for the six months ended September 30, 2012, increased 34% to $15.3 million, from $11.4 million in the prior year period, while gross profit margin increased to 29% from 27% in the prior year period. Total operating expenses in the six months ended September 30, 2012, were $16.4 million, down 8% from $17.9 million in the prior year period, leading to an operating loss

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of $1.2 million, compared to an operating loss of $6.5 million in the prior year period. Foreign exchange gain for the six months ended September 30, 2012, was less than $0.1 million, compared to $0.2 million in the prior year period. Reflecting income tax expense of $0.6 million, the Company recorded a net loss of $2.2 million, or a loss of $0.03 per diluted share, in the six months ended September 30, 2012, compared to a net loss of $4.0 million, or $0.06 per diluted share, in the prior year period.

Adjusted EBITDA was $0.5 million in the six months ended September 30, 2012, compared to a loss of $4.6 million in the prior year period. Adjusted net loss and adjusted loss per share were $0.1 million and $0.01, respectively, in the six months ended September 30, 2012, versus adjusted net loss and adjusted loss per share of $5.8 million and $0.09, respectively, in the prior year quarter.

Summary of the Second Quarter Key Metrics:

•	Fiscal 2013 second quarter net sales increased 21% from the prior year quarter to $31.2 million:
¡	North American net sales increased 14% to $13.6 million, representing 44% of net sales;
¡	European net sales increased 18% to $15.0 million, representing 48% of net sales; and,
¡	Net sales to other countries increased 143% to $2.6 million, representing 8% of net sales.

•	Gross sales by platform:
¡	Xbox 360™ products accounted for 32% of total gross sales, versus 36% in the prior year quarter;
¡	PC and Mac products accounted for 31% of total gross sales, versus 28% in the prior year quarter;
¡	PlayStation 3 products accounted for 10% of total gross sales, versus 7% in the prior year quarter;
¡	Wii products accounted for less than 1% of total gross sales, versus 2% in the prior year quarter;
¡	Handheld platform products accounted for 1% of total gross sales, versus 2% in the prior year quarter; and,
¡	All other platforms accounted for 26% of total gross sales, versus 25% in the prior quarter.

•	Gross sales by category:
¡	Audio products accounted for 44% of total gross sales, versus 43% in the prior year quarter;
¡	PC and Mac input device products accounted for 20% of total gross sales, versus 14% in the prior year quarter;
¡	Specialty controllers accounted for 14% of total gross sales, versus 22% in the prior year quarter;
¡	Accessories accounted for 7% of total gross sales, versus 9% in the prior year quarter;
¡	Controllers accounted for 5% of total gross sales, versus 11% in the prior year quarter; and,

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¡	Game products accounted for 10% of total gross sales, versus 1% in the prior year quarter.

•	Gross sales by brand:
¡	Mad Catz products accounted for 51% of total gross sales, versus 54% in the prior year quarter;
¡	Tritton products accounted for 39% of total gross sales, versus 33% in the prior year quarter;
¡	Saitek products accounted for 8% of total gross sales, versus 10% in the prior year quarter; and,
¡	Other branded products accounted for 2% of total gross sales, versus 3% in the prior year quarter.

•	Reported net position of bank loan less cash at September 30, 2012, of $19.3 million, compared to $14.3 million as of September 30, 2011, and $14.2 million at March 31, 2012.

Highlights of New Products Shipped in Fiscal 2013 Second Quarter and Subsequent to the Fiscal Quarter:

•	Tritton Warhead™ 7.1 Wireless Surround Headsets for Xbox 360;
•	Tritton PRO+™ True 5.1 Surround Headsets for Xbox 360 and PlayStation 3;
•	Tritton 720+™ 7.1 Surround Headsets for Xbox 360 and PlayStation 3;
•	Damage Inc. Pacific Squadron WWII for Xbox 360, PlayStation 3 and PC;
•	Tritton Kunai™ headsets for PS3; and,
•	Mad Catz S.T.R.I.K.E. 7™ gaming keyboard for PC and Mac.

Highlights of Upcoming Product Launches:

•	Halo 4 licensed versions of the Warhead and Trigger headsets for Xbox 360;
•	Mad Catz S.T.R.I.K.E. 5™ gaming keyboard for PC and Mac;
•	Tritton Kunai headsets for the upcoming WiiU, 3DS, DSi;
•	The launch of Combat Pilot, a new multi-player flight simulation experience; and,
•	New range of products for the upcoming WiiU console.

Key Developments in Fiscal 2013 Second Quarter and Subsequent to the Fiscal Quarter:

•	Entered into an agreement with Microsoft Studios to create Halo 4 branded gaming headsets for Xbox 360; and,
•	Announced the opening of a South Korea sales office.

Commenting on the results, Darren Richardson, President and Chief Executive Officer of Mad Catz, said, “Three years ago, we made a strategic decision to shift our focus towards high-value products designed for passionate, hard core gaming consumers. Though this major transition is still on-going, we have now reached an inflection point in which growth in our targeted product categories is surpassing the decline in the sales of legacy products.

“We were pleased to see strong net sales growth of 21% for the second quarter and especially pleased to see all territories recording another quarter of growth. In the second quarter of fiscal 2013 sales of PC and Mac input device products, predominately gaming mice and keyboards,

Mad Catz Interactive, Inc. 11/6/12	Page 4

grew 78% and accounted for 20% of sales. Sales of audio products grew 23% and accounted for 44% of sales.

“We are excited about our pipeline of new products for the holiday season with some key product releases, including our combat flight game and bundle Damage Inc. Pacific Squadron WWII, the Warhead headset and the S.T.R.I.K.E. 7 gaming keyboard all making a positive contribution to fiscal 2013 second quarter sales. We are optimistic that the launch of these key new products will contribute to our return to growth for fiscal 2013.

“We also believe that our growing portfolio of premium products have much longer product life spans and offer the best path forward as the video game industry reaches a transition with many casual gamers migrating to mobile gaming, leaving hard core gamers who demand superior products. We realize and understand that more sales of these key products are needed and we are committed to increasing our sales and marketing efforts to expand awareness of these products, while keeping a sharp eye on operating expenses.

“In addition to our focus on creating aspirational products over the past few years, we have also expanded our geographic footprint as we continue to build a worldwide sales and marketing team. As games increasingly cross geographic borders and the Internet allows worldwide on-line competition, the Company is committed to positioning itself as a leading provider of products that optimize the passionate video gamer’s performance on a global basis.

“We continue to invest in sales and marketing in the Asia Pacific Region, and we are starting to realize the benefits of our investment in an expanded geographic footprint. Sales to Other Countries accounted for 2% of net sales in fiscal 2011, 5% of sales in fiscal 2012, 7% of sales in the first quarter of fiscal 2013 and 8% in the current quarter.

Mr. Richardson concluded, “Looking ahead, we have a range of exciting initiatives that should benefit fiscal 2013 and beyond. Our expanding line of products for passionate consumers is going into wide distribution in many parts of the world aided by our expanding global distribution footprint. The upcoming launch of the WiiU marks the first of a new generation of consoles and provides additional product opportunities. We intend to increase marketing and awareness efforts for our universally acclaimed audio products and R.A.T. PC and Mac products and plan to further fill out the PC and Mac product range. We intend to continue to carefully select targeted software opportunities that pose manageable downside risk by complementing our hardware initiatives. We are also committed to supporting the professional gaming community and developing products that live up to their exacting demands.”

The Company will host a conference call and simultaneous webcast on November 6, 2012, at 5:00 p.m. ET, which can be accessed by dialing (212) 231-2900. Following its completion, a replay of the call can be accessed for 30 days at the Company’s Web site (www.madcatz.com, select “About Us/Investors”) or for 7 days via telephone at (800) 633-8284 (reservation #21609553) or, for International callers, at (402) 977-9140.

Mad Catz Interactive, Inc. 11/6/12	Page 5

About Mad Catz

Mad Catz Interactive, Inc. (NYSE MKT/TSX: MCZ) is a global provider of innovative interactive entertainment products marketed under its Mad Catz® (gaming), Tritton® (audio), and Saitek® (simulation) brands. Mad Catz also develops flight simulation software through its internal ThunderHawk Studios™; publishes games under its Mad Catz brand; and distributes games and videogame products for third parties. Mad Catz distributes its products through most leading retailers offering interactive entertainment products and has offices in North America, Europe and Asia. For additional information please go to www.madcatz.com.

Social Media

Safe Harbor

This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; the continuing impact of current economic conditions or a further downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

Contact:

Allyson Evans, CFO	Joseph Jaffoni, Norberto Aja, James Leahy
Mad Catz Interactive, Inc.	JCIR
(619) 683-9830	(212) 835-8500 or mcz@jcir.com

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Mad Catz Interactive, Inc. 11/6/12	Page 6

MAD CATZ INTERACTIVE, INC.

Consolidated Statements of Operations

(unaudited, in thousands of US$, except share and per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011
Net sales	$31,215	$25,751	$53,037	$42,214
Cost of sales	22,228	18,321	37,775	30,838

Gross profit	8,987	7,430	15,262	11,376

Operating expenses:
Sales and marketing	4,000	3,748	7,239	7,012
General and administrative	2,820	3,260	5,776	6,601
Research and development	1,217	1,499	2,238	3,191
Acquisition related fee	206	267	724	592
Amortization of intangible assets	232	241	465	486

Total operating expenses	8,475	9,015	16,442	17,882

Operating income (loss)	512	(1,585)	(1,180)	(6,506)

Interest expense, net	(251)	(285)	(520)	(447)
Foreign exchange gain (loss), net	(250)	183	6	198
Change in fair value of warrant liability	(120)	1,540	70	2,534
Other income	12	4	77	32

Loss before income taxes	(97)	(143)	(1,547)	(4,189)

Income tax expense (benefit)	353	343	620	(219)

Net loss	$(450)	$(486)	$(2,167)	$(3,970)

Basic net loss per share	$(0.01)	$(0.01)	$(0.03)	$(0.06)

Diluted net loss per share	$(0.01)	$(0.01)	$(0.03)	$(0.06)

Weighted average shares—basic	63,467,779	63,444,069	63,465,104	62,731,643

Weighted average shares—diluted	63,467,779	63,444,069	63,465,104	62,731,643

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Mad Catz Interactive, Inc. 11/6/12	Page 7

MAD CATZ INTERACTIVE, INC.

Consolidated Balance Sheets

(unaudited in thousands of US$)

	September 30, 2012	March 31, 2012
Assets
Current assets:
Cash	$2,546	$2,474
Accounts receivable, net	23,407	15,278
Other receivables	1,280	1,196
Inventories	29,240	32,521
Deferred tax assets	110	110
Income tax receivable	1,747	1,747
Other current assets	3,965	3,305

	62,295	56,631

Deferred tax assets	450	440
Other assets	835	863
Property and equipment, net	3,487	4,037
Intangible assets, net	4,148	4,626
Goodwill	10,484	10,476

Total assets	$81,699	$77,073

Liabilities and Shareholders’ Equity
Current liabilities:
Bank loan	$21,880	$16,654
Accounts payable	20,300	17,634
Accrued liabilities	6,491	6,401
Contingent consideration, current	1,682	1,600
Income taxes payable	1,083	1,375

Total current liabilities	51,436	43,664
Long term liabilities:
Other long term liabilities	167	211
Deferred tax liabilities	242	245
Contingent consideration	1,969	2,769
Warrant liability	623	693

Total liabilities	54,437	47,582
Shareholders’ equity:
Common stock	59,823	59,432
Other comprehensive loss	(2,071)	(1,618)
Accumulated deficit	(30,490)	(28,323)

Total shareholders’ equity	27,262	29,491

Total liabilities and shareholders’ equity	$81,699	$77,073

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Mad Catz Interactive, Inc. 11/6/12	Page 8

MAD CATZ INTERACTIVE, INC.

Supplementary Data

(unaudited, in thousands of US$)

Geographical Sales Data

The Company’s net sales were generated in the following geographic regions:

	Three months ended September 30,		Six months ended September 30,
	2012	2011	2012	2011
Net sales:
United States	$12,700	$11,115	$22,183	$20,110
Europe	14,970	12,691	24,766	19,068
Canada	943	875	1,899	1,512
Other countries	2,602	1,070	4,189	1,524

	$31,215	$25,751	$53,037	$42,214

Adjusted Net Income Reconciliation (non GAAP)

	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011
Pre-tax loss	$(97)	$(143)	$(1,547)	$(4,189)
Amortization of intangible assets	232	241	465	486
Change in fair value of warrant liability	120	(1,540)	(70)	(2,534)
Stock-based compensation cost	237	152	384	279

Adjusted pre-tax income (loss)*	492	(1,290)	(768)	(5,958)

Adjusted provision for income taxes (at effective rate)	(429)	385	(697)	(144)

Adjusted net income (loss)*	$921	$(1,675)	$(71)	$(5,814)

Adjusted diluted earnings (loss) per share*	$0.01	$(0.03)	$(0.01)	$(0.09)

*Adjusted net income and adjusted diluted loss per share are non-GAAP financial measures and are not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Mad Catz believes that certain non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook. Mad Catz’ management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP measures, specifically those that adjust for stock-based compensation, amortization of intangibles and goodwill impairment, also facilitate comparisons of the Company’s performance to prior periods.

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EBITDA and Adjusted EBITDA Reconciliation (non GAAP)

	Three months ended September 30,		Six months ended September 30,
	2012	2011	2012	2011
Net loss	$(450)	$(486)	$(2,167)	$(3,970)
Adjustments:
Interest expense	251	285	520	447
Income tax expense (benefit)	353	343	620	(219)
Depreciation and amortization	784	832	1,563	1,633

EBITDA (loss)	938	974	536	(2,109)
Change in fair value of warrant liability	120	(1,540)	(70)	(2,534)

Adjusted EBITDA (loss)	$1,058	$(566)	$466	$(4,643)

EBITDA, a non-GAAP financial measure, represents net income or loss before interest, taxes, depreciation and amortization. To address the Warrants issued in the first quarter of fiscal 2012 and the resulting gain/loss on the change in the related warrant liability, we have excluded this non-operating, non-cash charge and defined the result as “Adjusted EBITDA”. We believe this to be a more meaningful measurement of performance than the previously calculated EBITDA. Adjusted EBITDA represents net loss plus interest, taxes, depreciation and amortization and change in fair value of warrant liability. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. As defined, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the operating performance measures found in our financial statements, Adjusted EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses Adjusted EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of our capital and intangible assets. In addition, Adjusted EBITDA is an important measure for our lender.

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